UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

July 23, 2013

CELATOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54852	20-2680869
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 PrincetonSouth Corporate Center Suite 180 Ewing, New Jersey	08628
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 243-0123

303B College Road East, Princeton, New Jersey 08540

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2013, the Company’s board of directors appointed Michael R. Dougherty as a director of the Company. Mr. Dougherty has 30 years’ experience in the biopharmaceuticals industry. From May 2012 to October 2012, Mr. Dougherty served as chief executive officer of Kalidex Pharmaceuticals, Inc., a privately held development-stage biopharmaceutical company seeking to develop antibiotics. Mr. Dougherty served as senior vice president from 2002 to 2006 and as president and chief executive officer from 2006 to 2011 of Adolor Corporation, a biopharmaceutical company specializing in the discovery, development and commercialization of prescription pain and pain management products. From 2000 to 2002, Mr. Dougherty served as president and chief operating officer of Genomics Collaborative, Inc., a privately held functional genomics company. From 1993 to 2000, he held executive positions, including as president and chief executive officer, with Genaera Corporation, formerly Magainin Pharmaceuticals, Inc., a biopharmaceutical company focused on infectious disease, cancer and respiratory disease. He served in various financial positions, including as senior vice president and chief financial officer of Centocor, Inc., a multi-national biopharmaceutical company, from 1983 to 1993.

Mr. Dougherty currently serves on the boards of directors of the following public companies: ViroPharma Incorporated (Nasdaq:VPHM); Biota Pharmaceuticals, Inc. (Nasdaq:BOTA); and Cempra, Inc. (Nasdaq:CEMP). He also serves on the board of AltheRx Pharmaceuticals, a privately held company. Mr. Dougherty graduated with a B.S. from the College of Commerce and Finance, Villanova University in 1980.

On July 23, 2013, Mr. Dougherty was granted an option to purchase 28,000 shares of the Company’s common stock at an exercise price of $3.116 per share.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release Dated July 24, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Fred M. Powell
Fred M. Powell,
Vice President and Chief Financial Officer

Date: July 24, 2013